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                                                                    EXHIBIT 11.1

                               IRIDEX CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                              SEPTEMBER 30,           SEPTEMBER 30,
                                                                           ------------------       -----------------
                                                                               1996      1995         1996      1995
                                                                               ----      ----         ----      ----
Weighted average shares outstanding
    Common stock ...........................................................  6,339     1,285        4,860     1,240
    Conversion of preferred stock ..........................................     --     2,837          946     2,837
    Common equivalent shares pursuant to Staff Accounting Bulletin No. 83(2)     --       273          273       273
    Conversion of stock options under the treasury stock method ............    411       163          323       194
                                                                             ------    ------       ------    ------
Weighted average common shares and equivalents .............................  6,750     4,558        6,402     4,544
                                                                             ======    ======       ======    ======
Net income ................................................................. $  242    $  219       $  649    $  623
                                                                             ======    ======       ======    ======
Net income per share ....................................................... $ 0.04    $ 0.05       $ 0.10    $ 0.14
                                                                             ======    ======       ======    ======

(1) There is no difference between primary and fully diluted net income per share.
(2) Pursuant to Securities & Exchange Commission's Staff Accounting Bulletin No. 83, all securities issued during the period from January 17, 1995 through the filing date of the initial public offering (January 16,1996), are included in the calculation of Common Stock equivalents as if outstanding for all periods prior to the effective date of the initial public offering (February 15, 1996), even if anti-dilutive. The Common Stock warrants of stock options are computed using the Treasury Stock Method, using the estimated initial public offering price and applicable exercise prices.


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